Exhibit 2.1

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “Amendment”), dated June 17, 2020, is made and entered into by and among T-Mobile US, Inc., a Delaware corporation (“TMUS”), Sprint Corporation, a Delaware corporation (“Sprint” and collectively with TMUS, the “Sellers”) and DISH Network Corporation, a Nevada corporation (the “Buyer”). Each of TMUS, Sprint and the Buyer is referred to herein as a “Party”, and collectively as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement (as defined below).

WHEREAS, TMUS, Sprint and DISH are parties to that certain Asset Purchase Agreement, dated as of July 26, 2019 (the “Agreement”);

WHEREAS, pursuant to Section 14.7 of the Agreement, the Agreement may be amended upon the execution and delivery of a written agreement executed by the Parties;

WHEREAS, the DOJ has consented to the Parties proceeding with the Closing on July 1, 2020;

WHEREAS, the Parties desire to amend the Agreement in order to consummate the Closing on July 1, 2020, subject to the terms and conditions of the Agreement and the DOJ Final Judgment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.

Closing. The Parties hereby agree to proceed with the Closing in accordance with Section 10.1 of the Agreement on July 1, 2020, subject to (a) the terms and conditions of the Agreement (including the satisfaction of the conditions to Closing set forth in Article 9 of the Agreement) and (b) the terms and conditions of the DOJ Final Judgment.

2.	Amendment. The definition of “Termination Date” in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Termination Date” means July 1, 2020.

3.

Miscellaneous. This Amendment, the Agreement and the other documents and writings referred to in the Agreement or delivered pursuant thereto (including the Ancillary Agreements and, with respect to Sprint and TMUS only, the NTM Merger Agreement) contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. Except as expressly set forth in this Amendment, the Agreement, as amended hereby, shall remain in full force and effect, and this Amendment does not amend or waive any other term or condition of the Agreement. The following provisions of the Agreement shall apply to this Amendment mutatis mutandis: Section 14.2 (Further Actions), Section 14.3 (Governing Law), Section 14.4 (Waiver of Jury Trial), Section 14.5 (Submission to Jurisdiction), Section 14.6 (Specific Performance), Section 14.8 (No Assignment), Section 14.9 (Waiver), Section 14.11 (Notices), Section 14.14 (Severability) and Section 14.19 (Counterparts and Delivery).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth in the first paragraph hereof.

T-MOBILE US, INC.

By:	/s/ J. Braxton Carter

Name:	J. Braxton Carter
Title:	EVP and Chief Financial Officer

SPRINT CORPORATION

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	EVP and Chief Financial Officer

DISH NETWORK CORPORATION

By:	/s/ Brandon Ehrhart
Name:	Brandon Ehrhart
Title:	SVP, Deputy General Counsel and Corporate Secretary

[Signature Page to the First Amendment to the Asset Purchase Agreement]